Exhibit 5.2

CONSENT OF BLAKE, CASSELS & GRAYDON LLP

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Denison Mines Corp. on December 18, 2019, as such may thereafter be amended or supplemented, and in the short form base shelf prospectus, dated December 18, 2019, included therein, on the cover pages and under the caption “Legal Matters”

In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP
Vancouver, Canada
December 18, 2019